Registration No. 333-_______

As filed with the Securities and Exchange Commission on June 2, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arrow Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

New York	22-2448962
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

250 Glen Street
Glens Falls, New York 12801
(Address of Principal Executive Offices)

Arrow Financial Corp. Profit Sharing 401(k) Plan
(Full Title of the Plans)
Copies to:

David S. DeMarco	Benjamin Azoff, Esq.
President and Chief Executive Officer	D. Max Seltzer, Esq.
Arrow Financial Corporation	Luse Gorman, PC
250 Glen Street	5335 Wisconsin Ave., N.W., Suite 780
Glens Falls, New York 12801	Washington, DC 20015-2035
(518) 745-1000	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2.  Plan Information; and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Arrow Financial Corp. Profit Sharing 401(k) Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
The following documents previously filed by Arrow Financial Corporation (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):
(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (File No. 001-12507), filed with the Commission on March 6, 2026;

(b)The Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2025, filed with the Commission on March 27, 2026 (File No. 001-12507);

(c)The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the Commission on May 8, 2026 (File No. 001-12507);

(d)The Company’s Current Reports on Form 8-K filed with the Commission on January 29, 2026 (filed portion only), February 26, 2026 (filed portion only), April 30, 2026 (filed portion only) and June 1, 2026 (Commission File No. for all 001-12507); and

(e)    The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed by the Registrant under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.

Item 6.  Indemnification of Directors and Officers
Sections 721-726 of the New York Business Corporation Law generally provide for or permit a corporation to indemnify the directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

The Registrant’s Certificate of Incorporation provides that directors and officers of the Registrant shall be indemnified, to the fullest extent permitted by the Business Corporation Law, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by them in connection with actions to which they are, or are threatened to be made, parties. If a director or officer is not successful in the defense of an action, he or she is entitled to indemnification, under the Registrant’s Certificate of Incorporation and the relevant provisions of law, if ordered by a court or if the Board of Directors, acting by a majority vote of a quorum of disinterested directors or upon the written opinion of independent legal counsel, determines that the director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the Registrant, and, in criminal actions, had no reasonable cause to believe his or her conduct was unlawful. In connection with actions by or in the right of the Registrant (derivative suits) as to which the director or officer is not successful, indemnification is permitted for expenses and amounts paid in settlement only if and to the extent that a court of competent jurisdiction deems proper, and indemnification for adverse judgments is not permitted.

Under the Registrant’s Certificate of Incorporation and applicable provisions of law, the Board of Directors or the Registrant may advance expenses to a director or officer before final disposition of an action or proceeding upon receipt of an undertaking by the director or officer to repay the amount advanced if he is ultimately found not to be entitled to indemnification with respect thereto.

The Registrant’s Certificate of Incorporation also provides that to the fullest extent permitted by law, subject only to the express prohibitions on limitation of liability set forth in Section 402(b) of the Business Corporation Law, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for any breach of duty as a director.

Pursuant to policies of directors’ and officers’ liability insurance, the directors and officers of the Registrant and its subsidiary banks are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers of such entities.

Item 7.  Exemption From Registration Claimed
Not applicable.
Item 8.   Exhibits

Regulation S-K Exhibit Number	Document

3.1	Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-12507), filed on June 5, 2019).

3.2	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-12507), filed on February 1, 2025).

4.1
Amended and Restated Declaration of the Trust by and among U.S. Bank National Association, as Institutional Trustee, the Registrant, as Sponsor and certain Administrators named therein, dated as of July 23, 2003, relating to Arrow Capital Statutory Trust II (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-12507), filed on November 14, 2003).

4.2
Indenture between the Registrant, as Issuer, and U.S. Bank National Association, as Trustee, dated as of July 23, 2003 (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-12507), filed on November 14, 2003).

4.3
Placement Agreement by and among the Registrant, Arrow Capital Statutory Trust II and SunTrust Capital Markets, Inc., dated July 23, 2003 (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-12507), filed on November 14, 2003).

4.4
Guarantee Agreement by and between the Registrant and U.S. Bank National Association, dated as of July 23, 2003 (incorporated by reference to Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-12507), filed on November 14, 2003).

4.5
Amended and Restated Trust Agreement among the Registrant, as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware trustee, and certain Administrators named therein, dated as of December 28, 2004, relating to Arrow Capital Statutory Trust III (incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-12507), filed on March 14, 2005).

4.6
Junior Subordinated Indenture between the Registrant, as Issuer, and Wilmington Trust Company, as Trustee, dated as of December 28, 2004 (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-12507), filed on March 14, 2005).

4.7
Placement Agreement among the Registrant, Arrow Capital Statutory Trust III and SunTrust Capital Markets, Inc., dated December 28, 2004 (incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-12507), filed on March 14, 2005).

4.8
Guarantee Agreement between the Registrant and Wilmington Trust Company, dated as of December 28, 2004 (incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-12507), filed March 14, 2005).

23.1	Consent of Independent Registered Public Accounting Firm (Crowe, LLP)

23.2	Consent of Independent Registered Public Accounting Firm (KPMG LLP)

24	Power of Attorney (contained on signature page)

107	Filing Fee Table
_______________________
    The undersigned registrant hereby that it has submitted, or will submit, the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made, or will make, all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1.    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
    (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;
    (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Fee Filing Tables” or the “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
    (iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4.    That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glens Falls, State of New York, on June 2, 2026.

ARROW FINANCIAL CORPORATION
By:	/s/ David S. DeMarco
David S. DeMarco
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Arrow Financial Corporation (the “Company”) hereby severally constitute and appoint David S. DeMarco, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said David S. DeMarco may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Company common stock and participation interests offered or sold to the Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said David S. DeMarco shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David S. DeMarco David S. DeMarco	President, Chief Executive Officer and a Director (Principal Executive Officer)	June 2, 2026

/s/ Penko Ivanov Penko Ivanov	Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2026

/s/ Mark L. Behan Mark L. Behan	Director	June 2, 2026

/s/ Tenée R. Casaccio Tenée R. Casaccio	Director	June 2, 2026

/s/ Gregory J. Champion Gregory J. Champion	Director	June 2, 2026

Signature	Title	Date
/s/ James M. Dawsey James M. Dawsey	Director	June 2, 2026

/s/ Kristine D. Duffy Kristine D. Duffy	Director	June 2, 2026

/s/ Darrin Jahnel Darrin Jahnel	Director	June 2, 2026

/s/ David G. Kruczlnicki David G. Kruczlnicki	Director	June 2, 2026

/s/ Elizabeth A. Miller Elizabeth A. Miller	Director	June 2, 2026

/s/ Philip C. Morris Philip C. Morris	Director	June 2, 2026

/s/ Raymond F. O’Connor Raymond F. O’Connor	Director	June 2, 2026

/s/ Colin L. Read Colin L. Read	Director	June 2, 2026

/s/ Daniel J. White Daniel J. White	Director	June 2, 2026

The Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Arrow Bank 401(k) Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glens Fall, State of New York, on June 2, 2026.

Arrow Bank 401(k) Plan
By:	/s/ David S. DeMarco
Name: David S. DeMarco
Title: President and Chief Executive Officer of Arrow Bank